Exhibit 8

December 29, 2011

Citigroup Commercial Mortgage Securities Inc.
390 Greenwich Street
New York, New York 10013

Re:	UBS-Citigroup Commercial Mortgage Trust 2011-C1,
Commercial Mortgage Pass-Through Certificates, Series 2011-C1

Ladies and Gentlemen:

We have acted as special tax counsel to Citigroup Commercial Mortgage Securities Inc. (the “Company”) in connection with the proposed sale by the Company and purchase by UBS Securities LLC (“UBS”), Citigroup Global Markets Inc. (“Citi”), Natixis Securities Americas LLC (“Natixis”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill”), Barclays Capital Inc. (“Barclays”) and Morgan Stanley & Co. LLC (“MS” and, together with UBS, Citi, Natixis, Merrill and Barclays, in such capacity, the “Underwriters”), of the UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1, Class A-1, Class A-2, Class A-3 and Class A-AB (collectively, the “Certificates”), pursuant to the terms of an Underwriting Agreement, dated December 9, 2011 (the “Agreement”), among the Company, UBS Real Estate Securities Inc. (“UBSRES”) and the Underwriters.  The Certificates are being issued pursuant to a Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), among the Company, as depositor, Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), TriMont Real Estate Advisors, Inc., as operating advisor (the “Operating Advisor”), and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian (the “Trustee”).

In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Transaction Documents (as defined below) and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, and that such documents, agreements and instruments evidence the entire understanding between the parties and have not been amended, modified or supplemented in any manner material to the opinions expressed herein.  As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Underwriting Agreement and the Pooling and Servicing Agreement and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials.  Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company, UBSRES and others in connection with the preparation and delivery of this letter.

In particular, we have examined and relied upon:

(i)	the Prospectus Supplement, dated December 9, 2011, and the Prospectus, dated December 9, 2011, each relating to the offering of the Certificates;

(ii)	the Pooling and Servicing Agreement; and

(iii)	the Underwriting Agreement.

Items (i) to (iii) above are referred to in this letter as the “Transaction Documents”.

We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and (other than with respect to UBSRES) that such documents, agreements and instruments constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.  As used herein, “to our knowledge”, “known to us” or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in the transactions contemplated by the Underwriting Agreement.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the descriptions of federal income tax consequences appearing under the heading “Federal Income Tax Consequences” in the Prospectus and “Material Federal Income Tax Consequences” in the Prospectus Supplement accurately describe the material federal income tax consequences to holders of the Certificates, under existing law and subject to the qualifications and assumptions stated therein.  We also hereby confirm and adopt the opinions expressly set forth under such headings, under existing law and subject to the qualifications and assumptions stated therein.

We hereby consent to the filing of this letter as an exhibit to the Company’s Registration Statement on Form S-3 (File No. 333-166711) (the “Registration Statement”), as declared effective on June 7, 2010, as it relates to the Certificates, and to the reference to Cadwalader, Wickersham & Taft LLP and the discussion of our opinion under the headings “Legal Matters” and “Material Federal Income Tax Consequences” in the Prospectus Supplement.  This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.  In addition, we disclaim any obligation to update this letter for changes in fact or law, or otherwise.

Very truly yours,

/s/ Cadwalader, Wickersham & Taft LLP